Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600
NEWPARK RESOURCES REPORTS NET INCOME OF $0.09 PER DILUTED
SHARE FOR THE FIRST QUARTER 2010
Operating income up $8.6 million from fourth quarter 2009
THE WOODLANDS, TX — April 29, 2010 — Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2010. Total revenues were $160.8 million for the first quarter of 2010 compared to $135.5 million for the fourth quarter of 2009 and $126.9 million for the first quarter of 2009. Net income for the first quarter of 2010 was $7.8 million, or $0.09 per diluted shared, compared to net income of $16 thousand for the fourth quarter of 2009, break-even on a per share basis, and a net loss of $12.0 million for the first quarter of 2009, a loss of $0.14 per share.
Operating results in the first quarter of 2010 included $0.9 million of other income ($0.6 million after-tax) in the Mats & Integrated Services segment, reflecting proceeds from insurance claims related to Hurricane Ike in 2008. Operating results in the first quarter of 2009 included pre-tax employee termination and related charges of $2.6 million ($1.7 million after-tax) associated with North American workforce reductions.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “We are very pleased by the continued sequential improvements in all of our businesses, as we gain momentum and emerge from the challenges of 2009. As our operating results indicate, we have emerged from the 2009 downturn with a much leaner cost structure, demonstrated by the $8.6 million sequential improvement in operating income on the $25.3 million increase in revenue from the fourth quarter of 2009.

“Our focus on technology is also providing benefits, as we continue to generate market share gains in the U.S. shale plays through the deployment of our water-based fluids,” added Howes. “Meanwhile, revenues in our Brazil business rose in the first quarter, as compared to the fourth quarter of 2009, and we have taken actions to control our cost structure as activity continues to ramp-up in this key market,” concluded Howes.
SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $136.3 million in the first quarter of 2010 compared to $113.8 million in the fourth quarter of 2009 and $106.6 million in the first quarter of 2009. Segment operating income was $12.4 million in the first quarter of 2010 compared to $6.7 million in the fourth quarter of 2009 and an operating loss of $5.6 million in the first quarter of 2009. North American revenues increased 38% from the fourth quarter of 2009 primarily due to higher drilling activity, market share gains and a seasonal rebound in Canada. Meanwhile, international revenues decreased 11%, primarily due to drilling program delays in North Africa and the impact of unusually cold weather in Eastern Europe. Compared to the first quarter of 2009, North American revenues increased 26%, while international revenues increased 34%.
The Mats and Integrated Services segment generated revenues of $13.6 million in the first quarter of 2010 compared to $12.4 million in the fourth quarter of 2009 and $8.9 million in the first quarter of 2009. Segment operating income was $2.7 million in the first quarter of 2010, including $0.9 million of insurance recoveries, compared to operating income of $1.2 million in the fourth quarter of 2009 and an operating loss of $3.4 million in the first quarter of 2009. Revenues were up 10% from the fourth quarter of 2009, primarily driven by increased rental activity in the Northeast U.S., while mat sales declined slightly. Compared to the first quarter of 2009, segment revenues were up 54%.
The Environmental Services segment generated revenues of $10.9 million in the first quarter of 2010 compared to $9.3 million in the fourth quarter of 2009 and $11.5 million in the first quarter of 2009. Segment operating income was $2.7 million in the first quarter of 2010, compared to operating income of $1.1 million in the fourth quarter of 2009 and $1.2 million in the first quarter of 2009. The revenue increase from the fourth quarter of 2009 is primarily attributable to higher oilfield waste disposals in the Gulf Coast, while the decline from the first quarter of 2009 is due to lower disposals in the Gulf Coast and West Texas.

Corporate office expenses were $4.1 million in the first quarter of 2010, compared to $3.9 million in the fourth quarter of 2009 and $4.9 million in the first quarter of 2009.
CONFERENCE CALL
Newpark has scheduled a conference call to discuss the first quarter 2010 results, which will be broadcast live over the Internet, on Friday, April 30, 2010 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9722 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 7, 2010 and may be accessed by dialing (303) 590-3030 and using pass code 4272524#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2009, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
(In thousands, except per share data)	2010	2009	2009

Revenues	$160,798	$135,530	$126,938

Cost of revenues	133,518	115,182	123,512
Selling, general and administrative expenses	14,413	15,686	16,230
Other income, net	(842)	(476)	(25)

Operating income (loss)	13,709	5,138	(12,779)

Foreign currency exchange (gain) loss	(611)	(298)	29
Interest expense	2,148	2,723	1,650

Income (loss) from operations before income taxes	12,172	2,713	(14,458)
Provision for income taxes	4,390	2,697	(2,454)

Net income (loss)	$7,782	$16	$(12,004)

Basic weighted average common shares outstanding	88,654	88,598	88,323
Diluted weighted average common shares outstanding	88,867	88,704	88,323

Income (loss) per common share — basic	$0.09	$—	$(0.14)
Income (loss) per common share — diluted	$0.09	$—	$(0.14)

Newpark Resources, Inc.
Operating Segment Results

	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
(In thousands)	2010	2009	2009

Revenues
Fluids systems and engineering	$136,310	$113,799	$106,588
Mats and integrated services	13,620	12,397	8,863
Environmental services	10,868	9,334	11,487

Total revenues	$160,798	$135,530	$126,938

Operating income (loss)
Fluids systems and engineering	$12,414	$6,749	$(5,574	)(2)
Mats and integrated services	2,714 (1)	1,227	(3,414	)(2)
Environmental services	2,679	1,099	1,157
Corporate office	(4,098)	(3,937)	(4,948	)(2)

Total operating income (loss)	$13,709	$5,138	$(12,779)

Segment operating margin
Fluids systems and engineering	9.1%	5.9%	(5.2%)
Mats and integrated services	19.9%	9.9%	(38.5%)
Environmental services	24.7%	11.8%	10.1%

(1)	Includes $0.9 million of other income related to proceeds from insurance claims associated with Hurricane Ike in 2008.

(2)	Includes employee termination and related charges of $2.0 million in fluids systems and engineering, $0.4 million in mats and integrated services and $0.2 million in our corporate office.

Newpark Resources, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
(In thousands, except share data)	2010	2009
	(unaudited)
ASSETS
Cash and cash equivalents	$12,266	$11,534
Receivables, net	153,986	122,386
Inventories	105,359	115,495
Deferred tax asset	20,075	7,457
Prepaid expenses and other current assets	11,819	11,740

Total current assets	303,505	268,612

Property, plant and equipment, net	220,298	224,625
Goodwill	62,097	62,276
Other intangible assets, net	15,219	16,037
Other assets	4,669	13,564

Total assets	$605,788	$585,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$7,378	$6,901
Current maturities of long-term debt	10,232	10,319
Accounts payable	61,613	62,992
Accrued liabilities	28,258	25,290

Total current liabilities	107,481	105,502

Long-term debt, less current portion	110,666	105,810
Deferred tax liability	8,871	2,083
Other noncurrent liabilities	4,421	3,697

Total liabilities	231,439	217,092

Common stock, $0.01 par value, 200,000,000 shares authorized 91,686,001 and 91,672,871 shares issued, respectively	917	917
Paid-in capital	461,350	460,544
Accumulated other comprehensive income	6,243	8,635
Retained deficit	(78,878)	(86,660)
Treasury stock, at cost; 2,705,857 and 2,727,765 shares, respectively	(15,283)	(15,414)

Total stockholders’ equity	374,349	368,022

Total liabilities and stockholders’ equity	$605,788	$585,114

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	$7,782	$(12,004)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	6,711	6,927
Stock-based compensation expense	870	427
Provision for deferred income taxes	3,147	(3,596)
Provision for doubtful accounts	239	587
Loss (gain) on sale of assets	348	(224)
Change in assets and liabilities:
(Increase) decrease in receivables	(32,724)	74,374
Decrease in inventories	9,183	5,520
(Increase) decrease in other assets	(261)	2,543
Decrease in accounts payable	(1,134)	(30,958)
Increase (decrease) in accrued liabilities and other	3,470	(10,558)

Net cash (used in) provided by operating activities	(2,369)	33,038

Cash flows from investing activities:
Capital expenditures	(2,029)	(7,540)
Proceeds from sale of property, plant and equipment	48	533

Net cash used in investing activities	(1,981)	(7,007)

Cash flows from financing activities:
Borrowings on lines of credit	45,409	48,827
Payments on lines of credit	(39,564)	(73,784)
Principal payments on notes payable and long-term debt	(186)	(96)
Long-term borrowings	—	740
Proceeds from employee stock plans	48	103
Purchase of treasury stock	(86)	(202)

Net cash provided by (used in) in financing activities	5,621	(24,412)

Effect of exchange rate changes on cash	(539)	(562)

Net increase in cash and cash equivalents	732	1,057
Cash and cash equivalents at beginning of period	11,534	8,252

Cash and cash equivalents at end of period	$12,266	$9,309

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